Exhibit 1.05

For More Information:

Investor Relations Monish Bahl CDC Corporation 678-259 8510 MonishBahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Estimates Record First Quarter 2008 Revenue

Company Estimates 12 Percent Increase Over First Quarter 2007

BEIJING, ATLANTA, April 17, 2008 - CDC Software, a wholly owned subsidiary of CDC Corporation, (NASDAQ: CHINA) and a leading provider of industry-specific enterprise software applications and business services, today announced preliminary revenue results for the first quarter of 2008.

CDC Software expects total revenues for the first quarter of 2008 to be between US$84.6 million and US$85.6 million, which would be a first quarter record for the company and an increase of approximately 12 percent from US$76.2 million in the first quarter of 2007. Software license revenues are expected to be approximately US$12.0 million which would represent a decrease of 15.5 percent from US$14.2 million in the first quarter of 2007.

“We are pleased to begin 2008 with our best-ever first quarter revenue in the history of CDC Software” said Eric Musser, president and CEO of CDC Software. The first quarter is typically the weakest quarter seasonally in the software industry and in spite of the slowing economy which has impacted our new license sales and the software industry overall, our overall results reflect the strength of our installed base of over 6,000 customers globally. Our revenues from maintenance, services and software sales to our existing customers were virtually on par with our original budget for the quarter. We believe that these recurring revenues and increasing cross-selling opportunities with acquired products will help keep us in a very healthy position as companies postpone new software purchases but continue to invest in software and services related to their existing systems. To address this continuing demand from our existing customers, we are in the process of launching major upgrades and additional product modules for our primary product lines including Pivotal CRM, Saratoga CRM and Ross Enterprise. We believe these enhancements and new add-on products will drive increases in upgrades within our installed base of customers will help spur our consulting services and software deployment expansions.

“In addition to our focus on leveraging the full potential of our installed base of customers, we are also taking steps to preserve and improve our bottom-line profits. We are very pleased with our continuing progress in streamlining our global research and development function through the expansion of our highly cost-effective centers in China and India. This shift is enabling us to expand and accelerate the development of strategic products while we keep our overall development costs at targeted levels. Last fall, we enacted cost reduction initiatives that reduced annual operating expenses by approximately US$7.5 million. We recently completed another round of consolidation to further improve efficiency by eliminating duplicate functions among our various acquired companies. These moves have resulted in additional annualized cost savings of approximately US$8.8 million. With our lower cost base and the strength of our 6,000-plus global customer base, I believe CDC Software is in the best position ever in company history to continue our growth strategy, and continue to see improvements in operating margins over the next few years.”

CDC Software has also been aggressively expanding its operations in China. Most recently, CDC Software entered a binding agreement to acquire a stake in Tenly Software, one of China’s leading providers of business intelligence solutions. Tenly’s flagship product, Markway Analysis System, is being used widely throughout the national government and ministry in China. Markway Analysis System has been certified by the Chinese Statistics Association as the national standard of statistical analysis and data mining platform, and it has been adopted by China’s National Bureau of Statistics as the official analytics tool and recommended for use nationwide. It is also used by the Chinese Ministry of Education as the designated software for national testing and NIT certification examinations and has been adopted by the National Evaluation Center of Information Technologies as the designated software for data analysis in the Fortune 500 companies of China.

Last month, CDC Software also acquired a majority stake in Integrated Solutions Limited (ISL), a Hong Kong-based vendor of ERP systems that mirrors CDC Software’s focus and success as a vertical industry specialist. The company provides complete ERP solutions designed to address the needs of small and medium-sized discrete manufacturers in the electronics, toy, watch and furniture industries in China. ISL has more than 150 customers in southern China, including Ansen Electronics, Artfield Manufacturing, Verint Systems, Unilux Time, and Kendy Enterprise. CDC Software has already successfully completed a joint sale including the ISL discrete ERP system and CDC Software’s Platinum HRM system for China.

In the Fall of 2007, CDC Software agreed to form a joint venture with FlexSystem Limited, one of the leading enterprise software solution providers in China. CDC Software intends that the joint venture will develop human resources, payroll and accounting software as a service (SaaS) applications for initial deployment throughout China, and that these applications will be marketed and sold directly by CDC Software and offered on a subscription basis with very low up-front costs.

“China is recognized as the largest manufacturing market in the world and one of the world’s largest and most rapidly growing markets for enterprise software,” said Peter Yip, executive chairman of CDC Software. “We are leveraging our established presence and experience in China and our expertise in enterprise software systems for manufacturers to take advantage of this significant growth opportunity. As we continue to grow and maintain our competitive advantages as vertical industry specialists in our other established geographies, such as North America and Europe, we expect our China operation to grow even more rapidly and become an increasingly strategic market for us.”

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations regarding revenues for CDC Software for the first quarter of 2008 as well as the components and composition of such revenues; our beliefs regarding the strength of our installed base customers and sales; our beliefs regarding customer preferences; our beliefs regarding recurring installed base revenues and increased cross-selling opportunities with acquired products sustaining our financial and business position; our beliefs regarding our position and ability to continue our growth strategy and continue to see improvements in operating margins over the next few years; our ability to successfully launch major upgrades and additional modules for our products and our beliefs that these will drive increases in upgrades among our installed base customers and spur growth in our consulting services and development expansions; our beliefs regarding our past and present cost savings initiatives, including restructurings and headcount reductions, and the effects thereof, including effects on out financial performance and profit margins; our expectations regarding our continued expansion in China; our intentions regarding our joint venture with FlexSystems and the products and strategies that may be pursued thereby; our ability to leverage our established presence and experience in China in order to grow and expand in the future; our expectations regarding the growth and expansion of the Chinese market; and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the entry of new competitors and their technological advances; (f) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (g) the possibility of development or deployment difficulties or delays; (h) the dependence on customer satisfaction with the company’s software products and services; (i) continued commitment to the deployment of the enterprise software solutions; (j) risks involved in developing software solutions and integrating them with third-party software and services; (k) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (l) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; (m) the ability of staff to operate the enterprise software and extract and utilize information from the company’s enterprise software solutions; (n) the continued cooperation of our strategic and business partners; (o) risks relating to economic conditions and other matters beyond our control; (p) the risk that the preliminary financial results provided herein could differ from our actual results of operations and financial condition; and (q) the continued strength of revenues from our installed base customers.. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.